Exhibit 99.1

      Homestore Extends America Online Distribution Agreement Through 2007

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Nov. 1, 2005--Homestore, Inc. (NASDAQ:HOMS) has signed a new two-year exclusive content distribution agreement with America Online. Effective through September 30, 2007, this agreement replaces an existing agreement that was scheduled to terminate in December 2005.
     Under the terms of the deal, visitors to AOL's Real Estate Channel and related areas of the AOL.COM(R) Web site and Netscape(R), CompuServe(R) and AOL(R) CityGuide services will continue to have access to the most comprehensive online database of existing, new and model homes for sale, and apartments for rent from the Homestore Network(TM), which includes REALTOR.com(R), RENTNET(R) and HomeBuilder.com(TM). In addition to detailed property information, floor plans, photos and virtual tours for millions of listings, Homestore also helps AOL users connect with real estate professionals who can help make the process of buying, selling or renting a home easier.
     "We are excited to continue our longstanding relationship with America Online and to help them build their real estate offering into an even more valuable resource for their users," said Prem Luthra, senior vice president of Homestore. "AOL's members and online visitors represent one of the largest audiences of consumers looking for home and real estate-related information each month, and we believe expanding our relationship with AOL is a unique opportunity for our customers to more effectively promote their listings and themselves."
     The specific terms of the agreement were not disclosed.

     Homestore, Inc. offers a wide variety of information and decision support tools for consumers looking for home and real estate-related information on the Internet. The Company operates the No. 1 network of real estate sites, including REALTOR.com(R), the official Web site of the National Association of REALTORS(R), HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders, as well as RENTNET(R), SeniorHousingNet(TM), FactoryBuiltHousing.com, and Homestore.com(R).
     Homestore is also a leading supplier of media and technology solutions for real estate professionals, local and national advertisers, and providers of home and real estate-related products and services. Homestore's print division includes Welcome Wagon(R) and Homestore(R) Plans and Publications, and the Company's software division includes TOP PRODUCER(R) Systems.
     On the Net: http://ir.homestore.com.


     CONTACT: Homestore, Inc.
              Erin Campbell, 805-557-2303
              erin.campbell@homestore.com